Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR NOVEMBER 2019

Dallas, Texas, November 5, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.322450 per unit, payable on November 29, 2019, to unit holders of record on November 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for August 2019 and the gas production for July 2019. Preliminary production volumes are approximately 81,317 barrels of oil and 858,260 Mcf of gas. Preliminary prices are approximately $51.54 per barrel of oil and $2.11 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	81,317	858,260	$51.54	$2.11
Prior Month	54,364	748,246	$48.87	$2.03

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of October, approximately $2,914,567 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $90,347 in revenue has been received.

Approximately $536,000 for 2019 Ad Valorem taxes was deducted from this month’s distribution as compared to $557,000 this time last year. These payments are normal expenditures at this time of year.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and current 2019 quarterly reports are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:          Ron Hooper

  SVP, Royalty Trust Services

  Simmons Bank

  Toll Free (855) 588-7839